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                                                                      EXHIBIT 11

                               Cleco Corporation
                   Computation of Net Income Per Common Share

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                                          For the years ended December 31,
                                         -------------------------------------
                                            2000         1999         1998
                                         -----------  -----------  -----------
                                          (Thousands, except share and per
                                                   share amounts)
BASIC
  Net income from continuing operations. $    69,335  $    58,070  $    53,970
  Preferred dividend requirements, net..      (1,870)      (2,010)      (2,137)
                                         -----------  -----------  -----------
  Net income applicable to common stock
   from continuing operations...........      67,465       56,060       51,833
  Basic net income per common share from
   continuing operations................ $      3.00  $      2.49  $      2.31
                                         ===========  ===========  ===========
  Loss from discontinued operation, net.      (6,861)      (1,304)        (169)
  Basic loss per common share from
   discontinued operation............... $     (0.30) $     (0.06) $     (0.01)
                                         ===========  ===========  ===========
  Extraordinary item, net...............       2,508          --           --
  Basic net gain per common share....... $      0.11  $       --   $       --
                                         ===========  ===========  ===========
  Total basic net income applicable to
   common stock.........................      63,112       54,756       51,664
  Total basic net income per common
   share................................ $      2.81  $      2.43  $      2.30
                                         ===========  ===========  ===========
  Weighted average number of share of
   common stock outstanding during the
   year.................................  22,473,859   22,501,324   22,480,163
                                         ===========  ===========  ===========
DILUTED
  Net income applicable to common stock
   from continuing operations........... $    67,465  $    56,060  $    51,833
  Adjustments to net income related to
   Employee Stock Ownership Plan (ESOP)
   under the "if-converted" method
  Add loss o deduction from net income
   for actual dividends paid on
   convertible preferred stock, net of
   tax..................................       1,362        1,403        1,435
  Deduct additional cash contribution
   required which is Equal to dividends
   on preferred stock less dividends
   paid at the common dividend rate, net
   of tax...............................          (2)         (36)         (70)
  Add tax benefit associated with
   dividends paid on Allocated common
   shares...............................         470          356          342
                                         -----------  -----------  -----------
  Adjusted income applicable to common
   stock from continuing operations.....      69,295       57,783       53,540
  Diluted net income per share from
   continuing operations................ $      2.91  $      2.42  $      2.24
                                         ===========  ===========  ===========
  Loss from discontinued operation, net.      (6,861)      (1,304)        (169)
  Diluted net income per share from
   discontinued operation............... $     (0.29) $     (0.05) $       --
                                         ===========  ===========  ===========
  Extraordinary item, net...............       2,508          --           --
  Diluted net gain per share from
   extraordinary item................... $      0.10  $       --   $       --
                                         ===========  ===========  ===========
  Total adjusted net income applicable
   to common stock......................      64,942       56,479       53,371
  Total diluted net income per common
   stock................................ $      2.72  $      2.37  $      2.24
                                         ===========  ===========  ===========
  Weighted average number of shares of
   common Stock outstanding during the
   year.................................  22,473,859   22,501,324   22,480,163
  Number of equivalent common shares
   attributable To ESOP.................   1,313,516    1,347,081    1,380,614
  Common stock under stock option grants
   Average shares.......................      40,102          110        6,681
                                         -----------  -----------  -----------
  Diluted net income per common share...  23,827,477   23,848,515   23,867,458
                                         ===========  ===========  ===========
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